Exhibit 10.1 (a)
Agreement
between
The Royal Bank of Scotland plc acting as agent for National Westminster Bank Plc
and
Anixter International Limited,
Anixter Limited

THIS IS AN IMPORTANT DOCUMENT WHICH SETS OUT THE TERMS AND CONDITIONS OF THE FACILITY. WE RECOMMEND THAT YOU TAKE INDEPENDENT LEGAL ADVICE IF YOU HAVE ANY DOUBTS REGARDING THE TERMS AND CONDITIONS OUTLINED.
THIS AGREEMENT is made between:-
(a)	Anixter International Limited;

(b)	Anixter Limited; and

(c)	The Royal Bank of Scotland plc (“RBS”) acting as agent for National Westminster Bank Plc.
by which it is agreed as follows:-
1	PURPOSE AND DEFINITIONS

1.1	This Agreement sets out the terms and conditions upon and subject to which the Bank agrees to make available to the Borrowers for the purpose of their business a multi-currency revolving advance facility of £15,000,000 in terms of which the Bank will make Advances to the Borrowers in Sterling or Foreign Currency.

Any capitalised terms not defined herein shall have the meaning proscribed to them in the Senior Facilities Agreement.

1.2	In this Agreement unless the context otherwise requires:-

“Advance” means any utilisation pursuant to Clause 3.

“Applicable Margin” means the percentages detailed in the attached Schedule, based upon the Debt Rating.

“Bank” means National Westminster Bank Plc. which is the lender under this Agreement and the “Bank” means its successors and assigns.

“Bank Office” means the office of RBS acting as agent for the Bank at 9th Floor, 280 Bishopsgate, London EC2M 4RB or such other office/address as the Bank may notify to the Borrowers from time to time.

“Borrowers” means Anixter International Limited, Company Number 2265172, and Anixter Limited, Company Number 248952 and “Borrower” means any one of them.

“Business Day” means:-
(a)	for the purposes of rate fixing/drawing/payments in relation to Advances in euros a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System (TARGET) is operating.

(b)	for all other purposes, a day (other than a Saturday or Sunday) on which banks are open for general business in London and, in the case of a Foreign Currency, in the principal financial centre for that Foreign Currency.
“Commitment Period” means the period commencing on the date of this Agreement and ending on 20 April 2012 or such other date as may be agreed by the Bank pursuant to Clause 2.

“euro” and the sign “€” means the single currency adopted or to be adopted by participating member states under the Treaty establishing the European Union.

“Event of Default” means any of the events described in Clause 13.

“Facility” means the revolving advance facility provided pursuant to this Agreement.

“Facility Amount” means £15,000,000 or such lesser amount as may result from the cancellation of any portion of the Facility pursuant to Clause 2.

“Foreign Currency” means the euro and any other currency (other than Sterling) which is freely convertible and transferable into Sterling and readily available in the London Interbank Market.

“GAAP” means generally accepted accounting practice in the United Kingdom.

“Global Banking Markets” means the Bank’s Global Banking Markets Department at such address as the Bank may notify to the Borrowers from time to time.

“Mandatory Costs” means such costs (in relation to the Facility) as the Bank determines are necessary to compensate the Bank for complying with any reserve asset and/or special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England, the Financial Services Authority (or any successor or other similar regulatory authority) including a requirement for the payment of any fees to the Financial Services Authority (whether or not any such requirements have the force of law).

“Parent” means Anixter Inc., a Delaware incorporated company.

“Senior Facilities Agreement” means the 5 year revolving credit agreement dated 20 April 2007 entered into by the parent. Bank of America, N.A., Wells Fargo Bank, N.A., JPMorgan Chase Bank, N.A., The Bank of Nova Scotia. Wachovia Bank N.A., Banc of America Securities LLC and others, as amended, supplemented or otherwise modified from time to time

“Sterling” and the sign “£” mean the lawful currency of the United Kingdom.

“Subsidiary” shall have the meaning ascribed to it in Section 736 of the Companies Act 1985, an Act of Parliament of the United Kingdom.

“US$” means the lawful currency of the United States of America.
1.3	Headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa.

1.4	Each utilisation under this Agreement shall be made in name of either of the companies included in the definition of Borrowers in Clause 1.2.

2	AVAILABILITY AND CANCELLATION

2.1	Subject to the other provisions of this Agreement the Bank agrees to make the Facility available for drawing by the Borrowers during the Commitment Period. If requested by the Borrowers, the Bank may at its sole discretion extend the Commitment Period on terms acceptable to the Bank and the Borrowers.

2.2	The Borrowers shall during the Commitment Period by notice to the Bank Office be entitled to cancel any unutilised portion of the Facility. Such notice shall be unconditional and irrevocable. Any portion cancelled shall not be available for drawing and the Facility Amount shall be reduced accordingly.

3	UTILISATION

3.1	The Facility shall be drawn in Advances, up to the Facility Amount, as and when required during the Commitment Period. For the purpose of establishing the aggregate amount of Advances outstanding at any time the Sterling equivalent of any Advances in Foreign Currency shall be calculated by reference to the market rate of exchange, as determined by the Bank, for the relevant Foreign Currency against Sterling on any relevant day.

3.2	Each request from a Borrower for an Advance shall be made to Global Banking Markets specifying:-
(a)	the currency in which the Advance is to be denominated;

(b)	the amount of the Advance which shall be not less than £100,000 (or the Foreign Currency equivalent thereof) or such other amount which is acceptable to the Bank;

(c)	the date on which the Advance is required, which must be a Business Day; and

(d)	the duration of the Advance which shall be 1, 3 or 6 months (or such other duration which is acceptable to the Bank) subject to the proviso that the duration of any Advance shall not extend beyond the expiry date of the Commitment Period.
Each request shall be unconditional and irrevocable and unless otherwise agreed by the Bank shall require to be received in respect of an Advance denominated in Sterling not later than 11 a.m. (London Time) on the date on which the Advance is required and in respect of an Advance denominated in Foreign Currency not later than 11 a.m. (London Time) two Business Days before the date on which the Advance is required.
3.3	In the event of a Borrower requesting an Advance in a Foreign Currency which in the sole determination of the Bank is not available in the London Interbank Market, the Borrower shall be advised immediately of such non-availability and shall have the option of either requesting the relevant Advance in a different Foreign Currency or cancelling the relative request.

3.4	If the Borrowers maintain an account with the Bank then the Bank may credit the proceeds of each Advance to such an account. The details of each Advance shall be confirmed to the Borrowers in writing by the Bank.

4	INTEREST

4.1	The Borrower shall in respect of each Advance pay to the Bank:-
(a)	in the case of an Advance denominated in Sterling interest at a percentage rate per annum which is equivalent to the aggregate of:-
(i)	the Applicable Margin above the rate at which Sterling deposits of comparable amount to the relevant Advance and for the duration of such Advance are offered by the Bank to leading banks in the London Interbank Market at or about 11 a.m. (London Time) on the date on which the Advance is required; and

(ii)	Mandatory Costs. A certificate by the Bank as to the amount of such cost shall be conclusive in the absence of manifest error; and
(b)	in the case of an Advance denominated in Foreign Currency interest at a percentage rate per annum which is equivalent to the Applicable Margin above the rate at which deposits in the relative Foreign Currency of comparable amount to the relevant Advance and for the duration of such Advance are offered by the Bank to leading banks in the London Interbank Market at or about 11 a.m. (London Time) on the day which is two Business Days before the date on which the Advance is required.
4.2	Interest on each Advance shall be calculated on a daily basis and on a year of 365 days in the case of an Advance denominated in Sterling and on a year of 360 days (or such other period as may be determined by the Bank to reflect market convention for the relevant Foreign Currency) in the case of an Advance denominated in Foreign Currency and shall be paid on maturity of the Advance.

4.3	If the Bank is unable (whether due to any change in operation or structure of the London Interbank Market or any other reason) to quote a London Interbank Market rate:-
(a)	in the case of an Advance denominated in Sterling the Bank shall offer a rate equal to the aggregate of:-
(i)	2% per annum above the rate representing the cost to the Bank of funding the Advance from whatever source it may reasonably select; and

(ii)	Mandatory Costs;
The Bank shall promptly notify the Borrower of any such circumstances and the rate to apply.
4.4	At any time after an Event of Default has occurred, which has not been waived or remedied, the Bank shall be entitled to charge interest at a rate of 2% per annum above the rate determined by the Bank in terms of Clause 4.1 in respect of each Advance on the aggregate of the Facility and any outstanding interest up to the earlier of (i) the date on which the Bank notifies the Borrower in writing that it is satisfied that such Event of Default has been remedied and (ii) the date on which the Facility is repaid and any other amounts outstanding under this Agreement have been paid in full. Interest shall be payable at the rate both before and after demand, court decree or judgement.

5	REPAYMENT AND PREPAYMENT

5.1	Each Advance shall be repaid on maturity together with interest accrued thereon by payment of the relevant amount to Global Banking Markets.

5.2	The Borrowers may, subject to the provisions of Clause 5.3 prepay any Advance or part thereof (this part to be an integral multiple of £100,000 or the Foreign Currency equivalent thereof) by giving notice to be received by the Bank at the Bank Office not later than 11 a.m. five Business Days prior to the prepayment being made. This notice shall be unconditional and irrevocable.

5.3	In the event of any prepayment of an Advance or part thereof (including any prepayment following upon the occurrence of an Event of Default) the Borrowers shall indemnify the Bank against any loss or expense which the Bank shall certify as sustained or incurred by it as a consequence of the prepayment.

5.4	Any repayment/prepayment made pursuant to Clause 5.1 or 5.2 will be available for redrawing as an Advance during the Commitment Period subject to the provisions of Clauses 2 and 3.

6	PAYMENTS

6.1	All payments to be made by a Borrower under this Agreement shall be made on the due date, in immediately available funds or, in the case of Foreign Currency payments, such other funds as may for the time being be customary for the settlement of international banking transactions in the relative Foreign Currency to the account of the Bank or such correspondent bank as the Bank may direct or otherwise as the Bank may direct. Subject to the provisions of Clause 6.4 all payments relative to an Advance shall unless otherwise agreed by the Bank, be made in the currency relative to the Advance and any payments made in a different currency will be converted to the currency of the Advance at the prevailing market rate of exchange as determined by the Bank on the date of receipt.

6.2	All payments to be made by a Borrower under this Agreement shall be made free and clear of any deduction or withholding (whether in respect of set-off, counterclaim, duties, taxes, charges or otherwise) unless the Borrower is required by law to make such a payment subject to any deduction or withholding in which case the relevant payment shall be increased to the extent necessary to ensure that the Bank receives on the due date a sum equal to the sum which it would have received had the Borrower not been required to make such a deduction or withholding.

6.3	If any payment should become due on a day which is not a Business Day the due date for such payment shall be extended to the next Business Day unless the next Business Day is in the following calendar month in which case the due date shall be the preceding Business Day.

6.4	If the Bank exercises its right to convert any Advance(s) to Sterling pursuant to Clause 10.11 and/or 0 any payment made by a Borrower after such conversion shall be made in Sterling unless otherwise agreed by the Bank. Following such conversion any sums received or recovered by the Bank in a currency other than Sterling will be converted to Sterling at the prevailing market rate of exchange as determined by the Bank on the date of receipt.

7	INCREASED COSTS

7.1	If by reason of (i) the introduction of or any change in law or its interpretation or administration and/or (ii) compliance with any request or requirement of any central bank or other fiscal, monetary or other authority (including without limitation, a request or requirement which affects the manner in which the Bank allocates capital resources to its obligations hereunder):-
(a)	the Bank incurs a cost as a result of entering into this Agreement performing its obligations and/or assuming or maintaining its commitment hereunder and/or making the Facility available; or

(b)	the Bank is unable to obtain the rate of return on its overall capital which it would have been able to achieve but for its entering into this Agreement performing its obligations and/or assuming or maintaining its commitment hereunder and/or making the Facility available; or

(c)	there is any increase in the cost to the Bank of funding or maintaining all or any of the advances comprised in a class of advances formed by or including the Facility; or

(d)	the Bank incurs a cost as a result of its having made the Facility available or the Bank becomes liable to make any payment on account of tax or otherwise (other than a tax imposed on its overall net income) on or calculated by reference to the amount of the Facility and/or any sum received or receivable by it hereunder or any liability in respect of any such payment is imposed, levied or assessed against the Bank.

then the Borrowers shall from time to time within three Business Days of a demand by the Bank pay to the Bank amounts sufficient to indemnify the Bank against, as the case may be, (i) such costs, (ii) such reduction in the rate of return (or such proportion of such reduction as is in the opinion of the Bank attributable to its obligations hereunder). (iii) such increased costs (or such proportion of such increased costs as is, in the opinion of the Bank, attributable to its funding the Facility), or (iv) such cost or liability (or such proportion thereof as is, in the opinion of the Bank, attributable to making the Facility available).

7.2	If the Bank makes a claim pursuant to Clause 7.1 it shall promptly after it becomes aware of the circumstances giving rise to such claim deliver to the Borrowers a certificate to that effect setting out in reasonable detail the basis of such claim. This certificate shall be conclusive in the absence of manifest error.

8.	CONDITIONS PRECEDENT

8.1	The Bank shall be under no obligation to make the Facility or any Advance available until it has received the following and is satisfied with the same:-
(a)	the duplicate of this Agreement signed on behalf of each of the Borrowers.

(b)	a certified copy of the Resolution of the Board of Directors of Anixter International Limited and Anixter Limited approving the transaction contemplated by this Agreement and authorising a specified person/s to:-
(i)	sign this Agreement on behalf of Anixter International Limited and Anixter Limited;

(ii)	negotiate any utilisation under this Agreement on behalf of Anixter International Limited and Anixter Limited;

(iii)	sign and/or endorse any documents required under or in connection with this Agreement on behalf of Anixter International Limited and Anixter Limited;
together with a specimen of the signature of the person/s so authorised.
8.2	The Bank shall furthermore not be obliged to make the Facility or any Advance available unless the following conditions are satisfied:-
(a)	any new security to be granted in terms of Clause 12.1 (b)(i) is completed to the Bank’s satisfaction.

(b)	the availability of any existing security for the Facility is confirmed to the Bank’s satisfaction.

(c)	no Event of Default (or event which with the giving of notice, lapse of time or other conditions may constitute an Event of Default) has occurred and is continuing or might result from the drawing of an Advance under the Facility.

(d)	the representations and warranties in Clause 9 are true with respect to the facts and circumstances then existing.
9	REPRESENTATIONS AND WARRANTIES

9.1	Each Borrower represents and warrants (save as disclosed to and agreed by the Bank) that:-

Status
(a)	it is duly incorporated and validly existing and has power to own its property and assets and carry on its business as presently conducted.
Powers and Authority
(b)	it has power to execute, deliver and perform its obligations under this Agreement and any security provided by it pursuant to Clause 12, all necessary corporate, shareholder or other action has been taken to authorise the execution delivery and performance of this Agreement and of any security provided, and no limitation on its powers or the powers of its Directors shall be exceeded as a result of the drawing of an Advance under the Facility.

Legal Validity
(c)	this Agreement and any security provided by it pursuant to Clause 12 constitute legal, valid and binding obligations on it.
Non-Conflict
(d)	the entry into and performance of the terms and conditions of this Agreement and of any security provided by it pursuant to Clause 12 do not and shall not contravene or conflict with its memorandum and articles of association, any law, statute, regulation or other instrument binding on it or any of its assets, or any agreement or document to which it is a party or is binding on it or any of its assets.
Authorisations and Compliance
(e)	it and its Subsidiaries hold and are in compliance with (i) all necessary certificates, licences, permits, consents or other authorisations required for conducting their business and (ii) all applicable laws and regulations or other legal requirements.
Breach of Other Agreements
(f)	it is not (nor with the giving of notice, lapse of time or satisfaction of any other condition would be) in breach of or in default under any agreement or document to which it is party or by which it or any part of its assets may be bound which could have a material adverse effect on its business assets or financial condition or on its ability to perform fully its obligations under this Agreement or under any security provided pursuant to Clause 12.
Accounts
(g)	its latest audited financial statements as provided to the Bank have been prepared in accordance with GAAP and fairly represent its financial condition and there has been no material adverse change in its business or financial condition since the date of those financial statements.
Litigation
(h)	no litigation, arbitration or administrative proceeding is taking place (including without limitation any action under any environmental law or regulation), pending or to the knowledge of its officers threatened against it or its Subsidiaries or any part of their undertaking, assets or revenues which could have a material adverse effect on their business, assets or financial condition or on its ability to perform fully its obligations under this Agreement or under any security provided pursuant to Clause 12.
Encumbrances
(i)	no charges or other encumbrances in the nature of a security interest exist on its assets or the assets of any of its Subsidiaries other than any charges or encumbrances in favour of the Bank.
Environment
(j)	it and its Subsidiaries, as far as each Borrower is aware, (i) are in compliance with all applicable environmental laws, regulations and practices, (ii) hold and are in compliance with all necessary licences, permits, consents or other authorisations essential for the conduct of their business; and (iii) have not previously conducted nor are currently conducting their business in any manner which could form the basis of any environmental claim against them.
No Default
(k)	no Event of Default has occurred.
Repetition

9.2	The representations and warranties contained in Clause 9.1 shall survive the signing of this Agreement and shall be deemed repeated on the drawing of each Advance under this Agreement.

10	UNDERTAKINGS

10.1	The undertakings in this Clause 10 shall continue in effect for so long as the Agreement remains in force.

Use

10.2	The Borrowers shall use the Facility for the purpose specified in Clause 1.1

Financial Information

10.3
(a)	The Borrowers shall supply to the Bank:-

(i)	as soon as they become available but in any event within 270 days after the end of their financial year the audited financial statements of each Borrower for that year.

(ii)	promptly all notices or other documents sent by each Borrower to its shareholders and/or its creditors.

(iii)	promptly such further information in the possession of the Borrowers regarding the financial condition and operations of the Borrowers as the Bank may reasonably request.

(iv)	on each occasion financial statements are supplied to the Bank pursuant to this Clause, a certificate from each the Parent, in a format acceptable to the Bank, signed by an officer of the Parent confirming compliance or otherwise with the financial covenants detailed in Clause 11.1 outlining the financial covenant levels and including detailed workings.
(b)	The Borrowers undertake to ensure that all their accounts and other financial information submitted to the Bank pursuant to Clause 10.3(a) are prepared consistently and in accordance with GAAP.
Notification of Default

10.4	The Relevant Borrower shall notify the Bank of any Event of Default immediately upon becoming aware of its occurrence.

Negative Pledge

10.5	No Borrower shall, nor shall it permit any of its Subsidiaries to, create nor permit to subsist any charge, lien or other encumbrance in the nature of a security interest (except a lien arising by the operation of law in the ordinary course of business) on the whole or any part of the present or future assets of the relevant Borrower or its Subsidiaries except as permitted within the Senior Facilities Agreement.

Material Change in Business

10.6	No Borrower shall, nor shall it permit any of its Subsidiaries to , make or threaten to make any material change in the nature of its business as presently conducted except with the prior written consent of the Bank.

Disposal of Assets

10.7	No Borrower shall, nor shall it permit any of its Subsidiaries to, sell, transfer, lease (or where a lease is already in existence, consent to the lease being assigned) or otherwise dispose of all or a substantial part of its or their respective assets except with the prior written consent of the Bank provided that disposals of assets which are not expressed to be subject to any fixed charge given to the Bank and which are made in the ordinary course of its business or the business of its Subsidiaries shall be permitted.

Insurances

10.8	Each Borrower shall, and shall procure that each of its Subsidiaries shall, effect and maintain such insurance over its assets and business in such manner and to such extent as is reasonable and customary for a business engaged in the same or a similar activity and the same or similar localities to it or its Subsidiaries subject to the terms of any security provided by it or its Subsidiaries.

Environment

10.9	Each Borrower shall, and shall procure that each of its Subsidiaries shall:-
(a)	comply with any applicable environmental laws, regulations or practices and comply with and renew all licences, permits, consents or other authorisations held in respect of its/its Subsidiaries business;

(b)	conduct its business in a manner which cannot form the basis of an environmental claim against it; and

(c)	promptly notify the Bank of any breach of any environmental law, regulation or practice or any licence, permit, consent or other authorisation held and remedy at its expense any such breach by use of the best available techniques not entailing excessive cost.
Authorisations and Compliance

10.10	Each Borrower shall, and shall procure that each of its Subsidiaries shall:-
(a)	comply with all licences, permits, consents or other authorisations held and with any applicable laws, regulations or other legal requirements; and

(b)	promptly notify the Bank of any breach of (i) any law, regulation or other legal requirement and/or (ii) any licence, permit, consent or other authorisation held, and immediately remedy such breach.

Illegality

10.11	The Borrowers shall on receiving notice from the Bank repay all Advances outstanding either forthwith or on a future specified date together with interest accrued to the date of repayment and all other amounts payable under this Agreement by the Borrowers if any change in or the introduction of any law, regulation, treaty, official directive or rule of any regulatory authority or organisation having jurisdiction or any change in the interpretation or application thereof should render it unlawful or a breach thereof for the Bank to make the Facility available or to give effect to its obligation and exercise its rights contemplated by this Agreement. The Bank reserves the right to convert any Advance denominated in Foreign Currency together with any other sums outstanding in Foreign Currency to Sterling, at the market rate of exchange as determined by the Bank on the relevant day, in the event of the Facility becoming repayable as a result of such happening.

11	FINANCIAL COVENANTS

11.1	The Financial Covenants detailed in Articles 7.16 and 7.17 of the Senior Facilities Agreement shall apply.

12	SECURITY

12.1	The obligations of the Borrowers to the Bank under this Agreement shall be secured by:-
(a)	all existing security held by the Bank for the Borrowers’ liabilities including an unlimited Inter Company Guarantee between the Borrowers. Anixter (U.K.) Limited company number 1017023 and Heyco Limited company number 926798.

(b)	security in the Bank’s preferred form as follows:-
(i)	a Guarantee limited to £20,000,000 by the Parent.
(c)	all future security which the Bank may from time to time hold for the Borrowers’ liabilities.
12.2	For the avoidance of doubt the Borrowers acknowledge that all security held and to be held by the Bank shall unless the security document expressly states otherwise secure all the liabilities of the relevant Borrower to the Bank of whatsoever nature.

13	EVENTS OF DEFAULT

13.1	In the event that:-

Non Payment
(a)	a Borrower fails to repay any Advance and/or interest thereon on the due date; or

(b)	a Borrower fails to pay any other amount payable under this Agreement within 3 Business Days of its due date; or
Misrepresentation
(c)	any representation or warranty made or repeated by a Borrower in this Agreement is or proves to have been incorrect in any material respect when made or repeated; or
Breach of Other Obligations
(d)	a Borrower fails to comply with any provision of this Agreement or a Borrower or any other grantor of security fails to comply with any material provision of the security provided pursuant to Clause 12 and, where capable of remedy, such failure is not remedied to the reasonable satisfaction of the Bank within 7 Business Days of the Bank giving notice to the relevant Borrower or other grantor requiring the relevant Borrower or other grantor to remedy the same: or
Cross Default
(e)	a Borrower or any of its Subsidiaries defaults in the performance of any other agreement for borrowed monies in excess of US$25,000,000 so as to accelerate or render capable of acceleration the due date of repayment thereunder or such borrowed monies are not repaid in full on the due date or repayment of any such borrowed monies is due on demand and is not paid in full forthwith on such demand being made; or

(f)	if a default (however described) occurs under the Senior Facilities Agreement

Insolvency and Analogous Proceedings
(g)	a Borrower or any of its Subsidiaries is unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 or a Borrower or any of its Subsidiaries otherwise becomes insolvent or suspends making payments to all or any class of its creditors or announces an intention to do so; or

(h)	any distress, execution, attachment or other legal process affects the whole or a material part of the assets of a Borrower or any of its Subsidiaries and is not discharged within 21 days; or

(i)	a receiver or similar officer is appointed of the whole or any part of the assets of a Borrower or any of its Subsidiaries or a Borrower or any of its Subsidiaries requests any person to appoint such a receiver or similar officer or any other steps are taken to enforce any charge or other security over any of the property of a Borrower or any of its Subsidiaries or any analogous event takes place under another jurisdiction; or

(j)	any order is made or any resolution is passed or a petition is presented or application is made or other steps are taken in any jurisdiction for:-
(i)	the winding up, dissolution or liquidation of a Borrower or any of its Subsidiaries other than for the purpose of a reconstruction or amalgamation the terms of which have previously been approved by the Bank in writing; or

(ii)	the making of an administration order or there is served on any person a notice of intention to appoint an administrator or any such appointment is made in relation to a Borrower or any of its Subsidiaries; or
(k)	any steps are taken by another creditor to repossess any goods in the possession of a Borrower or any of its Subsidiaries under any hire purchase, conditional sale, leasing, retention of title or similar agreement; or

Control

(l)	control of a Borrower or any of its Subsidiaries passes without the consent of the Bank to any person, firm or company other than a Subsidiary of the Parent acting either individually or in concert; or
13.2	In the event that all Advances and other sums owing under this Agreement become due and payable as a result of the happening of any of the events detailed in Clause 13.1 the Bank reserves the right to convert any Advance denominated in Foreign Currency together with any other sums outstanding in Foreign Currency to Sterling at the market rate of exchange as determined by the Bank on any relevant day.

13.3	Interest and/or commission shall continue to be charged on any Advances under this Agreement until all Advances are repaid and the outstanding interest, commission and other sums due in terms of this Agreement are paid in full.

14.	FEES EXPENSES AND INDEMNITIES

14.1	The Borrowers shall meet all costs, charges and expenses incurred (including the fees and expenses of any third party legal advisers who provide other services to the Bank in connection with:-
(a)	the preparation and execution of this Agreement.

(b)	the constitution and discharge of the security detailed in Clause 12 and any further security granted in favour of the Bank pursuant to Clause 12.

(c)	the enforcement or preservation of the Bank’s rights under this Agreement and the security held by the Bank in terms of Clause 12 (including but not limited to the expense of taking any step to enforce any of its rights or to communicate with the Borrower after any breach of this Agreement or any security held by the Bank in terms of Clause 12).

(d)	any breach of any environmental law or regulation by a Borrower or its Subsidiaries.
14.2	The Borrowers shall indemnify the Bank against any loss or expense which the Bank shall certify as sustained or incurred by it as a consequence of:-
(a)	the occurrence of any Event of Default; or

(b)	any Advance being repaid other than on maturity (as detailed in Clause 5); or

(c)	the cancellation of the Facility or any portion thereof pursuant to Clause 2.2; or

(d)	the Bank converting any Foreign Currency Advances outstanding to Sterling pursuant to Clause 10.11 and/or 0.
including in any such case but not limited to any loss or expense sustained or incurred in making available, maintaining or funding any Advance or in liquidating or re-employing deposits acquired to make available, maintain or fund any such Advance.

14.3	The Borrowers shall pay to the Bank:
(a)	an arrangement fee of £15,000 on the date which is the earlier of (i) the date on which the Borrowers first utilise the Facility and (ii) the date which is 5 Business Days after this Agreement is signed on behalf of each of the Borrowers; and

(b)	a commitment commission calculated at a rate detailed in the attached schedule under the facility fee column per annum on the total amount available for drawing under the Facility, regardless of utilisation. The commitment commission shall be charged at a rate depending on the Debt Rating at the time of calculation and shall be payable quarterly in arrears.
15	NOTICES

15.1	Every notice or other communication made under this Agreement shall unless otherwise stated be in writing (by way of letter, telex or facsimile transmission) and shall be given:-
(a)	in the case of the Borrowers to their registered office.

(b)	in the case of the Bank to the Bank Office.
15.2	Every notice or other communication shall be deemed to have been received:-
(a)	in the case of a letter when delivered personally or two days after its posting by first class post.

(b)	in the case of a telex or facsimile transmission when despatched.
16	MISCELLANEOUS

16.1	The Borrowers may not assign or transfer any of their respective rights or obligations under this Agreement.

16.2	The Bank may assign all or any part of its rights or benefits under this Agreement without the consent of the Borrowers. The Bank may disclose to a prospective assignee or to any other person who may propose entering into contractual relations with the Bank, or to any investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect), in relation to this Agreement such information about the Borrowers or the Bank’s rights or obligations under this Agreement, and any associated documentation (including any security), as the Bank shall consider appropriate.

16.3	No delay or omission on the part of the Bank in exercising any of its rights powers or privileges under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right power or privilege preclude any other or further exercise thereof or the exercise of any other right power or privilege.

16.4	In addition to any other rights to which it may be entitled, including rights under any security, the Bank may retain, set off or appropriate any credit balances in name of the Borrowers (whether current or not yet due) against the Borrowers obligations to the Bank under this Agreement. The Bank may exercise any of these rights without prior notice both before and after demand and in so doing may convert to Sterling at the prevailing market rate of exchange any balance which is in a currency other than Sterling.

16.5	If a change in a currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), this Agreement will be amended to the extent the Bank determines is necessary to reflect the change.

16.6	If at any time any one or more of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired.

16.7	The provisions of this Agreement will remain in full force and effect until the later of (a) the expiry date of the Commitment Period and (b) the date on which all Advances outstanding together with interest thereon and all other sums outstanding under this Agreement are repaid in full.

16.8	RBS is authorised to act as the agent for the Bank in connection with the administration of the Facility and the Borrowers agree that RBS may act as agent for and on behalf of the Bank in the performance of administrative functions under this Agreement. Where actions require to be performed, consents given or notices given or received by the Bank hereunder they may, at the option of the Bank, be performed by RBS acting as agent for the Bank and for the purposes of this Agreement will be deemed to be actions of the Bank.

17	LAW

17.1	This Agreement shall be governed by and construed in accordance with English law.
In Witness whereof this Agreement is executed by the duly authorised representatives of the Bank and the Borrowers.

For and on Behalf of RBS acting as agent for the Bank
Signature	/s/ Gareth Thompson

Date 09/12/2007

For and on behalf of Anixter International Limited
Signature	/s/ Rod Shoemaker
Rod Shoemaker
Attorney

For and on behalf on Anixter Limited
Signature	/s/ Rod Shoemaker
Rod Shoemaker
Attorney

Schedule

Debt Ratings
S&P/Moody’s/Fitch	Facility Fee	Applicable Margin

≥BBB+/Baa1/BBB+	0.08%	0.295% per annum

BBB/Baa2/BBB	0.10%	0.40% per annum

BBB-/Baa3/BBB-	0.125%	0.50% per annum

BB+/Ba1/BB+	0.15%	0.60% per annum

BB/Ba2/BB	0.175%	0.70% per annum

<BB/Ba2/BB	0.20%	0.80% per annum